AMENDED AND RESTATED REVOLVER NOTE

U.S. $15,000,000	June 28, 2013

Atlanta, Georgia

FOR VALUE RECEIVED, the undersigned, LAKELAND INDUSTRIES, INC., a Delaware corporation (“Lakeland US”), and LAKELAND PROTECTIVE WEAR INC., a Canadian corporation (“Lakeland Canada”; Lakeland US and Lakeland Canada are sometimes referred to herein individually as a “Borrower” and collectively as “Borrowers”), hereby jointly and severally promise to pay to the order of ALOSTAR BANK OF COMMERCE, a state banking institution organized under the laws of the State of Alabama (herein, together with any subsequent holder hereof, called “Lender”), the principal sum of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000) or such lesser sum as may constitute the outstanding principal amount of all Revolver Loans made pursuant to the terms of the Loan Agreement (as defined below) on the date on which such outstanding principal amounts become due and payable pursuant to Section 2.2(a)(i) of the Loan Agreement (as defined below), in strict accordance with the terms thereof. Borrowers, jointly and severally, likewise unconditionally promise to pay to Lender interest from and after the date hereof on the outstanding principal amount of Revolver Loans at such interest rates, payable at such times and computed in such manner as are specified in Sections 2.2(a)(ii) and 2.3 of the Loan Agreement and in strict accordance with the terms thereof.

This Amended and Restated Revolver Note (“Note”) is issued pursuant to, and is the “Revolver Note” referred to in, the Loan and Security Agreement dated on or about the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Borrowers and Lender, and Lender is and shall be entitled to all benefits thereof and of all other Loan Documents executed and delivered in connection therewith. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms under the Loan Agreement.

The entire unpaid principal balance and all accrued interest on this Note shall be due and payable immediately upon the Commitment Termination Date. All payments of principal and interest shall be made in Dollars and in immediately available funds as specified in the Loan Agreement.

Upon or after the occurrence of an Event of Default and for so long as such Event of Default exists, the principal balance and all accrued interest of this Note may be declared (or shall become) due and payable in the manner and with the effect provided in the Loan Agreement, and the unpaid principal balance hereof shall bear interest at the Default Rate as and when provided in Section 2.3 of the Loan Agreement. If this Note is collected by or through an attorney at law, then Borrowers, jointly and severally, shall be obligated to pay, in addition to the principal balance of and accrued interest on this Note, all costs of collection, including, without limitation, reasonable attorneys’ fees and court costs.

All principal amounts of Revolver Loans made by Lender to Borrowers pursuant to the Loan Agreement, and all accrued and unpaid interest thereon, shall be deemed evidenced by this Note and shall continue to be owing by Borrowers until paid in accordance with the terms of this Note and the Loan Agreement.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds of Revolver Loans or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of Revolver Loans exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrowers or inadvertently received by Lender, such excess sum shall be, at Borrowers’ option, returned to Borrowers forthwith or credited as a payment of principal, but shall not be applied to the payment of interest. It is the intent hereof that Borrowers not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under applicable law.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, each Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy. Lender, at its option, may enforce its rights against any Collateral securing this Note without enforcing its rights against any Borrower, any Guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to any Borrower. Each Borrower agrees that, without releasing or impairing such Borrower’s liability hereunder, Lender may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

The rights of Lender and obligations of Borrowers hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof) of the State of Georgia. This Note is intended to take effect as an instrument under seal under Georgia law.

To the fullest extent permitted by applicable law, each Borrower and, by its acceptance hereof, Lender, each hereby waives the right to trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of, related to or based in any way upon this Note or any of the matters contemplated hereby.

This Note replaces and supersedes that certain Second Amended and Restated Revolving Credit Note dated as of October 17, 2012 in the principal amount of $17,500,000 by Lakeland US in favor of Lender, as the assignee of TD Bank, N.A. (the “Prior Note”), but this Note does not constitute a novation of the indebtedness evidenced by the Prior Note.

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IN WITNESS WHEREOF, each Borrower has caused this Amended and Restated Revolver Note to be executed under seal and delivered by its duly authorized officer on the date first above written.

BORROWERS:

LAKELAND INDUSTRIES, INC.

By:	/s/ Christopher J. Ryan
Name:	Christopher J. Ryan
Title:	President and Chief Executive Officer

[SEAL]

LAKELAND PROTECTIVE WEAR INC.

By:	/s/ Christopher J. Ryan
Name:	Christopher J. Ryan
Title:	Assistant Secretary

[SEAL]